EXHIBIT 4.160

Supplemental Loan Agreement

between

TOM EACHNET HOLDINGS (BVI) INC.

and

Wei Hong Jun

SUPPLEMENTAL LOAN AGREEMENT

The Supplemental Loan Agreement (hereinafter referred to as the “Agreement”) is entered into as of May 14, 2007 by and between:

(1)	TOM EACHNET HOLDINGS (BVI) INC. (hereinafter referred to as the “Lender”) , is a limited liability Company registered in P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands; and

(2)	Wei Hong Jun (hereinafter referred to as the “Borrower”), whose Identity Card No. is 452701197505200510 with his residence address at No. 32, Hechi Street, Hechi Town, Hechi City, Guangxi Province

The Lender and the Borrower are hereinafter individually referred to as a “Party” and collectively the “Parties”.

WHEREAS,

The Borrower holds 50% of the equity interest in Beijing Yi Lian Tong He Information Technology Co., Ltd (hereinafter referred as the “Borrower Company”), a limited liability company registered in the People’s Republic of China (hereinafter referred to as the “PRC”).

The Borrower and the Lender have signed a loan agreement on Feb 1, 2007 (hereinafter referred as the “Loan Agreement”).

The Borrower and the Lender have agreed to amend and supplement the terms set out in the Loan Agreement upon the terms and subject to the conditions as hereinafter set out.

The Parties, through friendly negotiation, agree that:

1.	Facility

1.1	The Lender agrees to provide the Borrower a long term loan of RMB 450,000, (hereinafter referred to as the “Facility”) in accordance with the conditions and provisions of this Agreement. The term of this Facility will be 10 years and shall be extended upon the agreement of the Parties.

If any of the following events occurs, maturity of the Facility will be accelerated before expiry of the Loan Agreement or any extended term hereunder:

(1)	The Borrower dies or becomes a person with no or limited capacity of civil conduct;

(2)	The Borrower is leaves its office in or is dismissed by the Lender or its affiliates;

(3)	The Borrower commits crime or is involved in crime;

(4)	Any third party claims against the Borrower for a debt with the amount exceeding RMB500,000; and

(5)	Subject to the laws of the People’s Republic of China (hereinafter referred to as the “PRC”), foreign investors are allowed to invest in value-added telecommunication business and the relevant authority has commenced to examine and approve such investment.

1.2	The Borrower agrees to accept this Facility, and hereby acknowledges and warrants that, this Facility shall be used for the purpose of providing funds for the Borrower Company’s business development only and not to use the Facility for any other purposes or transfer or pledge its equity interest or any other interest in the Borrower Company hereunder to any other third party without obtaining the prior written consent from the Lender.

1.3	The Lender and the Borrower hereby jointly acknowledge and confirm that the Borrower shall repay the Facility only in the following way: the Borrower shall transfer all Borrower Equity in the Borrower Company to the Lender or any third party (legal person or natural person) designated by the Lender.

1.4	The Lender and the Borrower hereby jointly acknowledge and confirm that, any proceeds obtained by the Borrower from the Borrower Equity transfer shall be used to repay the Facility by the Borrower in the way agreed by the Lender in accordance with this Agreement and this Agreement shall be terminated at the same time.

1.5	The Lender and the Borrower hereby jointly acknowledge and confirm that, subject to the applicable laws’ permission, the Lender is entitled without obligation to purchase in person or appoint a third party (legal person or natural person) to purchase part or all of the Borrower Equity in the Borrower Company at the price agreed by the Parties at any time.

The Borrower warrants that it shall execute an irrevocable Power of Attorney to authorize a person designated by the Lender to exercise all the shareholder rights in the Borrower Company on its behalf.

2.	Transfer of this agreement

The Borrower can not transfer this agreement to any third party without the consent of the Lender in written.

3.	Governing Law and Dispute Settlement

3.1	The conclusion, validity, construction, performance, amendment, termination and the dispute settlement of the Agreement shall be governed by or in accordance with PRC laws.

3.2	All disputes arising from the interpretation and performance of this Agreement shall initially be resolved through friendly negotiations. If no settlement is reached within 30 days after a written notice for negotiation is sent to the other Party, either Party shall be entitled to submit the dispute to China International Economic and Trade Arbitration Commission (CIETAC) and the arbitration proceedings shall take place in Beijing in accordance with the current rules of CIETAC. The arbitration award shall be final and have binding force upon the both Parties.

3.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such disputes, each Party shall continue to perform their rights and obligations under this Agreement, except for the matters involved in the disputes.

4.	Miscellaneous

4.1	This Agreement shall come into effect on the execution date and expire when the parties have fulfilled their respective obligations under this Agreement.

4.2	This Agreement is made in two copies, each retained by one Party with equal legal effect.

4.3	This Agreement may be amended and supplemented in written form. The amendment and/or supplement to this Agreement shall be integral part of and shall not be separated from this Agreement, and shall have the equal legal effect to this Agreement.

4.4	Any invalid article under this Agreement shall not affect the validity of other articles under this Agreement.

4.5	The annexes to this Agreement shall be an integral part of, and shall not be separated from, this Agreement and have the equal legal effect to this Agreement.

[No content hereunder]

Lender: TOM EACHNET HOLDINGS (BVI) INC.

Authorized Representative Signature:

Borrower: Wei Hong Jun

Signature: